EXHIBIT 3.38(b)

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

INVESTORS 1031, LLC

July 11, 2003

i

ii

Section 12.9	Binding on Successors	27
Section 12.10	Entire Agreement	27

Exhibit A — Members

iii

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

INVESTORS 1031, LLC

This First Amended and Restated Operating Agreement of Investors 1031, LLC (this “Agreement”), is entered into as of July 11, 2003 by and between CB Richard Ellis Investors, L.L.C., a Delaware limited liability company (“CBREI”), and CB Richard Ellis Investors, Inc., a California corporation (“Investors”), as members. CBREI and Investors, together with any additional parties as and when admitted to the Company (as defined below), are collectively referred to in this Agreement as the “Members.” Each Member, in consideration of the agreements of the other Member contained herein, agrees as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings indicated or referred to below. Except to the extent expressly included in this Article I, the definitions contained in the Act shall not apply to this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“Accredited Investor” has the meaning assigned to that term under Regulation D promulgated under Section 4(2) of the 1933 Act.

“Act” — as defined in Section 2.1.

“Affiliate” means, with respect to any person or entity, (i) any person who is a member of the immediate or extended family of any natural person, (ii) any entity which owns or controls (i.e., which owns directly, or indirectly, 25% or more of the beneficial interest in or otherwise has the right or power by any means to control), is owned or controlled by or which is under common ownership or control with a person or entity and (iii) any other person who is an officer, director, trustee, member or employee of, or partner in, a person or entity referred to in the preceding clause (ii).

“Acquisition Budget” has the meaning set forth in the Management Agreement.

“Approved Operating Budget” has the meaning set forth in the Management Agreement.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the contributing Member and the Company;

(b) the Book Values of all assets of the Company shall be adjusted to equal their respective fair market values, as determined by the Manager, as of the following time(s): (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution, and (ii) the distribution by the Company of more than a de minimis amount of the assets of the Company, unless all Members receive simultaneous distributions of undivided interests in the distributed assets in proportion to their interests in the Company; and

(c) if the Book Value of an asset has been adjusted pursuant to this Agreement, such Book Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing “Net Income” and “Net Losses.”

“Business Plan” has the meaning set forth in the Management Agreement.

“Calendar Quarter” means each period of three calendar months commencing on January 1, April 1, July 1, and October 1.

“Capital Accounts” — as defined in Section 3.3.

“Capital Loans” — as defined Section 3.4.

“Cash Flow” means, for any period, the gross cash receipts of the Company for such period, less the following (except to the extent funded from reserves or indebtedness): (i) all expenditures made by the Company in connection with the acquisition or ownership of the Properties (including amounts payable under the Management Agreement, but not including amounts included in clause (iii) and expenditures with respect to Deficit Loans and Capital Loans), (ii) all amounts of cash set aside during such period to establish or replenish reasonable reserves established by the Members pursuant to Section 5.1.1, and (iii) all cash payments made with respect to the Company’s indebtedness (excluding cash payments with respect to any Deficit Loans and Capital Loans).

“Cash Notice” — as defined in Section 3.1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Investors 1031, LLC, the company formed pursuant to the Certificate (as defined in Section 2.1).

“Contributions” means the aggregate of each Member’s capital contributions to the Company pursuant to Article III below.

“Deficit Loan” — as defined in Section 3.2I.

“Investment Criteria” has the meaning set forth in the Management Agreement.

“Management Agreement” means the Management Agreement dated as of even date herewith, executed by and between the Company and CBREI.

“Manager” shall mean CBREI in its capacity as the Manager under the Management Agreement.

“Member-Manager” — as defined in Section 6.1.

“Members” — as defined in the introductory statement.

“Membership Value” means the fair market value, as of any date and as to any Member, of such Member’s interest in the Company, determined in accordance with Section 8.5 below.

“Net Income” and “Net Losses” shall mean, for each fiscal year of the Company, the Company’s taxable income, taxable loss or taxable deductions for such fiscal year, as determined for federal income tax purposes, but with the following adjustments:

(a) any tax exempt income, as described in Section 705(a)(1)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if it were taxable income;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (including items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as Code Section 705(a)(2)(B) items) shall be taken into account in computing such taxable income or taxable loss as if they were deductible items;

I gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss must be recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value; and

(d) if the Book Value of an asset of the Company differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, then the depreciation, amortization or cost recovery deduction for such asset for such fiscal year shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or cost recovery deduction bears to such beginning adjusted tax basis.

“Properties” means, collectively, the real properties (and related personal property, if any) acquired and held, directly or indirectly, by the Company pursuant to Section 2.2 or otherwise in accordance with this Agreement. The term “Property” refers to any one of the Properties.

“Proportionate Share” means, until there has been a transfer of an interest in the Company or an admission of a new Member and subject to adjustment from time to time in accordance with the terms of this Agreement, 99% for CBREI and 1% for Investors. The Proportionate Share of any transferee shall be such portion of the Proportionate Share of the transferor as is indicated in the instrument of transfer and the Proportionate Share of the transferor shall be thereafter appropriately reduced. The Proportionate Share of any admittee as a new non-transferee Member of the Company shall be equal to the proportion (expressed as a percentage) that such new Member’s Contribution bears to the then (i.e., as of the date of the new Member’s Contribution) Capital Accounts (as adjusted under Section 3.3 as a result of the new Member’s Contribution) of all then current Members. Such admittee’s Proportionate Share shall be determined and set forth in the instrument of admission (which shall be reasonably acceptable to both the new Member and the Member-Manager in form and content). Effective upon such admission, the Proportionate Shares of the then current Members shall be proportionately reduced.

“Qualified Appraiser” means an appraiser who is not in control of, controlled by or under common control with any Member, has not been an employee of any Member or any affiliated party at any time and is not then engaged as an appraiser by a Member or any affiliated party on a regular basis, who is qualified to appraise the Company’s business and has been engaged in the appraisal business for a continuous period of not less than five years immediately preceding his or her appointment under this Agreement.

“Requested Amount” — as defined in Section 3.1.1.

“Terminating Event” means:

(a) The filing of a certificate of dissolution or its equivalent for any corporation; dissolution of a partnership or limited liability company; termination of a trust; distribution of a trust estate’s entire interest in the Company; or the dissolution, termination or bankruptcy of any other entity that is a Member, whether voluntary or involuntary.

(b) For any Member: withdrawal, resignation or Transfer in contravention of this Agreement.

I For the Member-Manager: withdrawal or resignation of such Member-Manager as Member-Manager in contravention of this Agreement.

(d) For any Member: (i) the institution of proceedings of any nature under the Federal Bankruptcy Code, or any similar state or Federal law for the relief of debtors, a general assignment for the benefit of creditors or an admission in writing that it is unable to pay its debts as they mature, (ii) the institution against such Member of a proceeding under any section or chapter of the Federal Bankruptcy Code, or any similar Federal or state law for the relief of debtors, which proceeding is not dismissed, stayed or discharged within a period of 120 days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceedings.

(e) For any Member: an attachment, execution or other judicial seizure of (i) all or any substantial part of the assets of such Member or (ii) such Member’s interest under this Agreement, such attachment, execution or seizure remaining undismissed or undischarged for a period of 60 days after levy thereof.

(f) For any Member: any default under this Agreement in the making of required Contributions pursuant to Article 3 below.

“Transfer” — as defined in Section 8.1.1.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Formation and Name. The parties do hereby confirm the formation of the Company as a limited liability company under the Delaware Limited Liability Company Act (the “Act”), for the purposes and upon the terms and conditions hereinafter set forth. An appropriate certificate of formation was filed on December 18, 2001 on behalf of the Company as required by and in conformance with the Act (the “Certificate”). The Member-Manager shall promptly file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates or other instruments as may be necessary or desirable under the laws of any state in which the Company does business in connection with the formation of the Company, the commencement and carrying on of its business and the establishment and preservation of the limited liability of the Members. The name of the Company shall be “Investors 1031, LLC.” The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as provided herein.

Section 2.2 Business of the Company. The business of the Company shall be acquiring, directly or indirectly, portfolios (i.e., one or more properties) of investment quality real estate complying with the Company’s Investment Criteria, and selling undivided fractional interests in such portfolios as soon as practicable to investors, including those who wish to complete exchanges intended to qualify under Section 1031 of the Code, and otherwise dealing with such real estate for the benefit of the Company and engaging in any and all activities necessary to the foregoing.

Section 2.3 Registered Office, Principal Executive Office and Agent for Service of Process. The registered office required to be maintained by the Company in the State of Delaware pursuant to Section 18-104 of the Act shall initially be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington,

Delaware 19801. The registered agent of the Company pursuant to Section 18-104 of the Act shall initially be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Member-Manager. The principal executive office of the Company shall be located at c/o CB Richard Ellis Investors, L.L.C., 865 South Figueroa Street, Suite 3500, Los Angeles, California 90017, or at such other place as the Member-Manager shall from time to time designate by written notice to the Members. The Company may conduct business at such additional places as the Member-Manager shall deem advisable. The records of the Company shall be maintained at the principal executive office of the Company. The registered agent for service of process in the State of California shall be Herb Roth, c/o CB Richard Ellis Investors, L.L.C.

Section 2.4 Term and Dissolution. The term of the Company (the “Term”) shall commence as of the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue until December 31, 2021, unless earlier dissolved pursuant to the provisions of this Agreement. The Company shall be dissolved upon the first to occur of (i) the unanimous election of the Members to dissolve the Company, (ii) the expiration of the period set forth in the preceding sentence or (iii) subject to the provisions of Section 2.5 below, any Terminating Event. Upon dissolution of the Company, the Member-Manager (or, if there is none, a liquidator selected by the remaining Members, other than any Member as to whom a Terminating Event has occurred) shall liquidate the assets of the Company and distribute the proceeds thereof as required by this Agreement and by law, and shall cancel the Certificate.

Section 2.5 Continuation. Upon the occurrence of a Terminating Event with respect to any Member, the other Member or Members may elect to continue the business of the Company by unanimous written consent given within 30 days following the Terminating Event. Moreover, if the Member with respect to which there has occurred a Terminating Event is the sole Member-Manager, the Company shall continue its business only if, within the 30-day period following such Terminating Event, the other Member or Members (together with an election to continue the business of the Company) appoint a new Member-Manager by unanimous written consent.

Section 2.6 Documents. Upon execution of this Agreement, the Member-Manager shall, if required by applicable law, promptly file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates or other instruments as may be necessary or desirable under the laws of any state in which the Company does business in connection with the formation of the Company, the commencement and carrying on of its business and the establishment and preservation of the limited liability of the Members.

Section 2.7 Names and Addresses of the Members. The names and business addresses of the Members are stated in Exhibit A hereto.

Section 2.8 Admission of Additional Members. The Member-Manager may admit additional Members to the Company solely in accordance with the terms of this Agreement, provided that the Member-Manager shall admit as a Member any transferee of all or a part of a Member’s Proportionate Share of the Company solely if all of the conditions set forth in Article VIII below are satisfied. The admission of any additional Member shall become effective upon the execution of this Agreement by such additional Member, upon receipt by the Company of such additional Member’s Contribution, if any, as may be required (unless such admittee is a transferee of an existing Member) and the acceptance by the Member-Manager of such additional Member’s subscription for an interest in the Company.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND LOANS

Section 3.1 Capital Contributions. Subject to approval by the Members as herein provided, the Members shall make contributions of capital to the Company as follows:

3.1.1 Additional Capital Needs. If the Company requires additional capital to pay operating or capital costs and expenses incurred by the Company with respect to any Property following the Property’s acquisition, or if the Company requires additional capital to meet the Company’s operating needs other than with respect to a specific Property, the Member-Manager shall issue a notice (a “Cash Notice”) setting forth the amount requested from each Member (“Requested Amount”) which shall be such Member’s Proportionate Share of the aggregate funds required. Any funds paid by the Members to the Company pursuant to this Section shall be additional Contributions to the Company. The Cash Notice shall include details of the proposed application of proceeds and such other information with respect to the amount requested and proposed use thereof as the Members may reasonably request. The Members shall approve or disapprove the request within 10 business days following the date of the Cash Notice or the request shall be deemed disapproved. If the request is approved by all Members, each Member shall pay to the Company the Member’s Requested Amount within 10 business days following the date of the approval of all Members. If the Cash Notice is disapproved by any Member, the Members shall not be required to make the requested payment and shall have no liability with respect thereto.

3.1.2 No Mandatory Contributions. No Member shall have any mandatory capital contribution obligation whatsoever.

3.1.3 No Right to Interest or Return of Capital. No Member shall be entitled to any return of or interest on Contributions to the Company, except as set forth in Article V.

3.1.4 No Third Party Rights. The obligations or rights of the Company or the Members to make or require any Contribution under this Article III shall not grant any rights to or confer any benefits upon any party who is not a Member.

Section 3.2 Failure to Contribute.

(a) If by the required date under any approved Cash Notice, a Member (the “Non-Contributing Member”) shall fail to pay all or any part of its Requested Amount, the other Member or Members (each, a “Contributing Member”) (i) may pay to the Company as a Contribution the portion of the Requested Amount not paid by the Non-Contributing Member (the “Deficiency”), as provided in subsection (b) below, (ii) may advance directly to the Company the Deficiency as a recourse loan to the Company, as provided in subsection (c) below or (iii) may treat the Non-Contributing Member’s failure to contribute as a default under this Agreement (and as a Terminating Event as to the Non-Contributing Member). If there is more than one Contributing Member, the payment or advance of the Deficiency described above shall be proportionate to each such Member’s Proportionate Share, provided that if any Contributing Member does not elect to pay or advance its full share of the Deficiency pursuant to clause (i) or (ii) above, such Contributing Member shall be treated as a Non-Contributing Member with respect to such share of the Deficiency and the other Contributing Member or Members may pay or advance the additional portion of the Deficiency pursuant to clause (i) or (ii) above. Subject to Section 6.2, the remedies set forth in clauses (i), (ii) and (iii) shall be the exclusive remedies of the Contributing Member or Members for a Non-Contributing Member’s failure to pay or advance additional capital as required by this Agreement; if the Contributing Members avail themselves of either of the remedies in clauses (i) or (ii) above, the Non-Contributing Member’s failure shall not otherwise be treated as a default under this Agreement. If there is more than one Contributing Member, the election to proceed under clause (i) or clause (ii) above shall require the unanimous decision of the Contributing Members; in the absence of such unanimity, the Contributing Members shall proceed under clause (ii).

(b) In the event the Contributing Members elect to pay the Deficiency to the Company as a Contribution, then, effective as of the date of the payment, both the portion of the Deficiency so paid together with all Requested Amounts previously paid by the Contributing Member or Members in connection with the Cash Notice shall be deemed Contributions, and the Proportionate Shares of each of the Members shall be recalculated as follows: each Member’s Proportionate Share shall be adjusted to a percentage obtained by dividing such Member’s aggregate Contributions (including the Deficiency Contribution) as of such date by the total amount of the Contributions by all Members as of such date.

(c) If the Contributing Member or Members elect to make a loan to the Company as provided above, both the portion of the Deficiency so advanced, together with all

Requested Amounts previously paid or advanced by the Contributing Member or Members in connection with the Cash Notice (regardless of their initial characterization), shall be directly advanced to the Company by the Contributing Member or Members as a demand, recourse loan (a “Deficit Loan”). Each Deficit Loan shall bear interest at an annual rate of 20% (or, if lower, the maximum rate allowed by applicable law), compounded monthly, and shall be payable on demand. Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan.

(d) If a Deficit Loan is not repaid in full within 30 days following demand at the election of the Contributing Member or Members, the loan may, at any time thereafter, be converted to an additional Contribution to the Company by the Contributing Member or Members in the amount of the sum of the then outstanding balance of principal and interest on the Deficit Loan, and the Proportionate Shares of the Members shall be adjusted pursuant to the formula set forth in subsection (b) above based on the Contributing Member’s contribution of the amount of the Deficit Loan.

Section 3.3 Capital Accounts. A separate “Capital Account” shall be established and maintained for each Member. Each Member’s Capital Account shall be increased by (1) the amount of Contributions by it to the Company, (2) the fair market value of any property contributed by it to the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), and (3) allocations to it of Net Income (including allocations of gain under Section 4.5). Each Member’s Capital Account shall be decreased by (a) the amount of money distributed to it by the Company, (b) the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), and (c) allocations of Net Losses (including allocations of loss under Section 4.5). Any assets of the Company distributed in kind shall be distributed on the basis of their fair market values, as determined by an independent appraisal, after the Members’ Capital Accounts have been adjusted in accordance with Section 4.5. In the event the Book Values of assets of the Company are adjusted pursuant to clause (b) of the definition of Book Value, each Member’s Capital Account shall be adjusted simultaneously to reflect the aggregate net adjustment to Book Value as if the Company had recognized gain or loss equal to the amount of such aggregate net adjustment. The transferee of all or a portion of a Member’s interest shall succeed to that portion of the Member’s Capital Account which is allocable to the portion of the interest transferred. It is the intention of the Company that the Capital Accounts of all Members be determined and maintained in accordance with the principles of the Treasury Regulations under Code Section 704 and this Section 3.3 shall be so interpreted and applied, so that adjustments to conform to those Regulations (or to successor or amended provisions) or to take into account future events (such as an adjustment of Book Values) or unexpected events shall be made by the Members, unless such adjustments would materially and adversely alter the economic substance of this Agreement.

Section 3.4 Capital Loans. If, from time to time, the Company requires capital to pay costs and expenses incurred by the Company when a Member fails to approve additional Contributions pursuant to Section 3.1.1, CBREI or Investors may, without obligation to do so, advance the full amount of such required funds as a recourse loan to the Company (“Capital Loan”). Each Capital Loan shall be on commercially reasonable terms, and shall be repayable as a priority in accordance with the provisions of Article V. Any payments on account of Capital Loans shall be credited first to any and all outstanding interest on the Capital Loans and, thereafter, to principal.

ARTICLE 4

ALLOCATIONS OF INCOME, GAIN, LOSSES, DEDUCTIONS AND CREDITS

Section 4.1 Allocation of Net Income and Net Losses. (a) Except as otherwise provided in this Article IV, all Net Income and Net Losses for each fiscal period of the Company shall be allocated among the Members in proportion to their respective Proportionate Shares.

Section 4.2 Limitation on Allocation of Losses. Notwithstanding Section 4.1, Net Losses shall not be allocated to a Member to the extent that such allocation would cause or increase a Capital Account deficit of such Member, but such losses instead shall be allocated to the Members which then have positive Capital Accounts. If no Member has a positive Capital Account, such losses shall be allocated among the Members in proportion to their respective Proportionate Shares. If any Member has received an allocation of Net Losses under this Section 4.2 in excess of the amount such Member would have been allocated under Section 4.1, such Member shall be allocated items of Net Income in future periods until such Member has been allocated income equal to such excess. For purposes of this Section 4.2, each Member’s Capital Account shall be deemed increased by such Member’s share of partnership minimum gain, determined in accordance with Regulations Section 1.704-2(g), and such Member’s share of partner nonrecourse debt minimum gain, determined in accordance with Regulations Section 1.704-2(i), and shall be reduced for the items specified in Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6).

Section 4.3 Allocations Upon Admission and After Assignments. In the event of a transfer of an interest in the Company or the admission of new Members (or in the event of additional Contributions by continuing Members when such Contributions result in a change in the respective Proportionate Shares of the Members), except as otherwise provided below, Net Income and Net Losses allocated pursuant to this Article IV for the fiscal year of the Company during which any admission or transfer occurs shall be allocated between the transferor and the transferee, or between the Members treated as Members prior to any such admission and the Members treated as Members following such admission, to take into account their varying interests during that period in any manner permitted by Sections 704 and 706 of the Code selected by the Member-Manager.

Section 4.4 Treasury Regulations. The allocations set forth in this Agreement are intended to comply with the requirements of the Treasury Regulations under Code Section 704, and the Agreement shall be construed to contain (a) all mandatory provisions required to comply with the “substantial economic effect” provisions of Treasury Regulations Section 1.704-1(b)(2), including a “minimum gain chargeback” and a “qualified income offset” as defined in those Treasury Regulations as appropriate for the allocations under this Agreement to be respected for federal income tax purposes and (b) allocations offsetting the operation of such mandatory provisions with respect to future income such that, to the extent possible, the economic effect of the allocations set forth in this Agreement shall be unchanged.

Section 4.5 Allocations Relating to Distributions in Kind. If any assets of the Company are distributed in kind pursuant to this Agreement, the amount of gain, or loss that would have been realized had such assets been sold at their fair market value shall be allocated to the Capital Accounts of the Members pursuant to Section 4.1 immediately prior to such distribution.

Section 4.6 Allocations for Federal Income Tax Purposes. Except as provided in Section 4.7, the Company’s ordinary income and losses (including nonrecourse deductions as defined in Treasury Regulations Section 1.704-2I) and capital gains and losses as determined for federal income tax purposes (and each item of income, gain, loss, deduction or credit entering into the computation thereof) shall be allocated among the Members in the same proportion as the corresponding “book” items are allocated pursuant to Sections 4.1 through 4.4 hereof.

Section 4.7 Section 704I and Similar Allocations. Any item of income, gain, loss, deduction or credit with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company and which is required to be allocated for income tax purposes under Section 704I of the Code so as to take into account the variation between the tax basis of such property and its agreed upon fair market value at the time of its contribution, shall be allocated to the Members solely for income tax purposes in any manner permitted by Section 704I selected by the Member-Manager. Similarly, if any Property of the Company is reflected in the Capital Accounts of the Members and on the books of the Company at a Book Value that differs from the adjusted tax basis of such Property, the Company’s allocations of tax items shall be appropriately made pursuant to the Treasury Regulations using Section 704I principles so as to take account of the variation between the adjusted tax basis of the applicable Property and its Book Value.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 Maintenance of Reserves.

5.1.1 Reserves — General. The Company shall maintain such reserves as are appropriate to meet the anticipated cash needs of the Properties and the Company. There shall be no minimum reserve requirement.

5.1.2 Adequacy of Reserves. There shall be no distributions to the Members (other than in the event of the dissolution and liquidation of the Company) during any period that the Company does not have adequate reserves, until such reserves have been adequately funded or replenished, as the case may be.

5.1.3 Prohibited Distributions. Notwithstanding any provision of this Agreement to the contrary, the Members shall not make any distributions prohibited by the terms of the Act.

Section 5.2 Distributions of Cash Flow. Within 30 days after the end of each Calendar Quarter, the Member-Manager shall calculate the Cash Flow of the Company, if any, for the preceding Calendar Quarter (i.e., the Calendar Quarter immediately prior to the Calendar Quarter just ended), or, with respect to the first Calendar Quarter end after the date of this Agreement, the period from the Company’s inception to the first Calendar Quarter end, and shall distribute the same to the Members. At the discretion of the Member-Manager, Cash Flow may be calculated and distributed on a monthly rather than a quarterly basis. The amount of such Cash Flow shall be distributed:

(a) first, on account of any outstanding Deficit Loans and accrued interest on such Deficit Loans;

(b) second, on account of any outstanding Capital Loans and accrued interest on such Capital Loans; and

(c) third, to CBREI and to Investors in proportion to their respective Proportionate Shares.

Section 5.3 Distributions Upon Liquidation. Upon liquidation of the Company, all amounts or assets then held by the Company shall be distributed, first in payment of obligations to creditors of the Company, and then to the Members in accordance with Section 5.2. Such distribution shall occur no later than the end of the taxable year in which the event triggering the liquidation occurs or, if later, within 90 days after such event.

ARTICLE 6

POWERS AND DUTIES

Section 6.1 Authority of the Member-Manager. CBREI shall serve as the Company’s “Member-Manager” and, subject to the limitations set forth in Section 6.2 and other specific provisions of this Agreement and the Act, shall have all authority and power necessary or convenient for the administration and operation of the business and affairs of the Company. Except as otherwise expressly qualified in this Agreement, all of such rights, powers and authority shall be exercised by the Member-Manager in its capacity as a fiduciary of the Company and the other Members. Subject to obtaining the approval of the Members for those matters enumerated in Section 6.2, the Member-Manager acting alone shall have the power and authority to negotiate on behalf of and act for and bind the Company, and any third party may rely on the execution of any document by the Member-Manager on behalf of the Company as binding the Company. In furtherance of the foregoing, but subject to the Management Agreement and Section 6.2 below, the Member-Manager, without limitation, shall have the power and authority, exercisable in its sole discretion, to do the following on behalf of and at the Company’s expense:

(a) Bring, defend, compromise, collect, pay, adjust, arbitrate or otherwise take any action that is reasonably valued at less than $25,000, and exercise any remedies with respect to any receivable held by or claim available to or against the Company, for an amount less than $25,000.

(b) Pay Company expenses incurred in the administration and operation of the business and affairs of the Company, not to exceed an aggregate of $50,000 in any calendar year.

(c) Act as the tax matters partner of the Company for all purposes pursuant to Section 6.4 below.

(d) Employ, engage, hire or otherwise secure the services of such individuals or entities as may be necessary or advisable for the proper operation of the business of the Company, including without limitation, attorneys and accountants.

(e) Prepare, execute, acknowledge and file, record, publish and deliver all instruments or documents necessary or convenient to effectuate any actions of the Company, subject to approval of the Members as set forth herein.

(f) Take any other action required of the Member-Manager under applicable law.

Whenever in this Agreement the Member-Manager is permitted or required to make a decision or exercise any authority in its “discretion,” or a similar grant of authority or latitude, the Member-Manager shall make such decision or exercise such authority as a fiduciary of the Company and the other Members.

Section 6.2 Member Approval Rights. Notwithstanding the foregoing, the Member-Manager shall not take any of the following actions without the prior written approval of each of the other Members, unless such action is specifically authorized by the Business Plan, an Acquisition Budget or an Approved Operating Budget (as such terms are defined in the Management Agreement); provided, however, that no approval shall be required from any Member which is in material breach of this Agreement (including a failure to contribute under Section 3.2):

(a) Exercise the rights of the “Owner” under the Management Agreement, including, without limitation, (i) approval of any investment prior to commencement of negotiations for a letter of intent, (ii) the execution of any purchase agreement for the acquisition of a Property, and (iii) termination of CBREI as the Manager pursuant to the terms of the Management Agreement.

(b) Modify or amend the Management Agreement.

(c) Modify the Investment Criteria of the Company.

(d) Acquire real property on behalf of the Company.

(e) Dispose of real property on behalf of the Company.

(f) Borrow money and issue evidences of indebtedness and grant security interests in assets of the Company for the benefit of the Company.

(g) Bring, defend, compromise, collect, pay, adjust, arbitrate or otherwise take any action that is reasonably valued at $25,000 or more, and exercise any remedies with respect to any receivable held by or claim available to or against the Company, for an amount of $25,000 or more.

(h) Pay Company expenses in excess of the limit set forth in Section 6.1(b) above.

(i) Approve business plans and budgets of the Company.

(j) Do any act in contravention of this Agreement.

(k) Issue any Cash Notice or make any call for Contributions whether or not in accordance with this Agreement, except for expenditures expressly included in an Acquisition Budget or Approved Operating Budget.

(l) Borrow any funds from the Company.

(m) Other than with respect to transferees of all or a portion of a Member’s Proportionate Share permitted pursuant to Article VIII below, admit new Members to the Company.

(n) Amend any economic or other material provision of this Agreement.

(o) Elect to continue the Company’s business after a Terminating Event with respect to the Member-Manager or appoint a new Member-Manager where following such event there is no remaining or surviving Member-Manager.

(p) File any voluntary petition for the Company under Title 11 of the United States Code, the Bankruptcy Act, or seek the protection of any other Federal or State bankruptcy or insolvency law or debtor relief statute.

Except with respect to the foregoing matters or as otherwise expressly contemplated in this Agreement, no Member other than the Member-Manager shall have any right or authority to act for or bind the Company. Any decision of the Members pursuant to or in connection with this Agreement shall be taken at a meeting of Members or by written consent of the Members (excepting the decision enumerated in clause (m) above, which shall be deemed effective upon the written approval of the other Members).

Section 6.3 Devotion of Skill and Time; Other Activities. Each of the Member-Manager and the Other Members shall devote such of its business time as is necessary to manage and operate the Company as provided herein. Each of the Member-Manager and the Other Members, and its members and employees, may engage in other businesses, including businesses similar to or competitive with the Company’s business.

Section 6.4 Member-Manager as Tax Matters Partner. The Member-Manager is designated the tax matters partner as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law. This designation is effective only for the purpose of activities performed pursuant to the Code, corresponding provisions of applicable state law and under this Agreement. The Member-Manager shall exercise good faith efforts to inform the Members of any material decisions or actions taken by the Member-Manager as the tax matters partner.

Section 6.5 Compensation of Members. Except as may be expressly provided for herein, in the Management Agreement or otherwise approved by the Members, no payment shall be made to any Member or any member, partner, employee or Affiliate of any Member for services rendered by such Member to the Company or otherwise. Investors shall be responsible for its own out-of-pocket expenses incurred in connection with the business of the Company, and, as provided in the Management Agreement, CBREI shall be entitled to reimbursement by the Company for its out-of-pocket expenses incurred in connection with the business of the Company, including, without limitation, salaries, travel expenses, legal fees and general and accounting costs. The Company shall bear the cost of third party expenses related to the Company’s business, as set forth in the Management Agreement.

Section 6.6 Limitation of Liability.

6.6.1 Exculpatory Provisions. Neither the Members nor the Members’ Affiliates, agents, officers, partners, employees, representatives, directors or shareholders shall be liable, responsible or accountable in damages or otherwise to the Company or any other Member for (i) any act performed in good faith within the scope of the authority conferred by this Agreement, (ii) any failure or refusal to perform any acts except those required by the terms of this Agreement or the Management Agreement, or (iii) any performance or omission to perform any acts in reliance on the advice of accountants or legal counsel for the Company; provided, however, that the Members shall nevertheless be liable in all events for fraud, negligence and willful misconduct.

6.6.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and save harmless the Members from any loss, cost, damage, fee (including without limitations, legal fees and costs) or expense incurred by reason of (i) such entity’s status as a Member or the Affiliate, officer, agent, employee, representative, director, or shareholder of a Member, (ii) any act performed in good faith within the scope of the authority conferred by this Agreement, (iii) any failure or refusal to perform any acts except those required by the terms of this Agreement or (iv) any performance or omission to perform any acts based upon reasonable good faith reliance on the advice of accountants or legal counsel for the Company, provided that no indemnification shall be given with respect to acts or omissions which constitute fraud, willful misconduct or negligence.

6.6.3 Insurance. Upon request of the Members, the Member-Manager shall maintain, at the expense of the Company and to the extent the terms of such insurance are commercially reasonable, insurance coverage for the Member-Manager and the other Members (each in its capacity as Member-Manager or Member) against any matters as to which such parties are entitled to indemnification under this Agreement.

ARTICLE 7

LIABILITIES OF MEMBERS

Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Member’s Affiliate, agent, officer, partner, employee, representative, member, director or shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Member’s Affiliate, agent, officer, partner, employee, representative, member, director or shareholder. Except as otherwise expressly required by law, a Member, in its capacity as such, shall not be obligated to make any additional contribution in excess of its Contributions to the Company as required by Article III, or have any liability for the repayment and discharge of the debts and obligations of the Company; provided, however, that each Member shall be liable for (i) its obligations to make other payments expressly provided for in this Agreement and (ii) the amount of any distributions wrongfully distributed to it, but only to the extent provided in Section 18-607 of the Act.

ARTICLE 8

TRANSFER OF COMPANY INTERESTS

Section 8.1 Transfer by the Members. No Member shall withdraw or resign from the Company or sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, directly or indirectly and whether voluntarily or by operation by law (collectively referred to as a “Transfer”) any part or all of its interest in the Company, except as provided in this Article VIII. Nor shall any party acquire an interest in the Company or be admitted to the Company as a substituted or additional Member-Manager or as a substituted or additional Member, except as provided in this Article VIII. Any attempt to effect any of the foregoing prohibited actions shall be void and, in addition to other rights and remedies at law and in equity, the other Member or Members shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions concerning transfer set forth in this Agreement. The giving of consent or approval by the Member-Manager or the Members required under this Article VIII in any one or more instances shall not limit or waive the need for such consent or approval in any other or subsequent instances. Notwithstanding anything in this Article VIII or this Agreement to the contrary, without the prior approval of the other Members, no Member shall have the right to effect any Transfer of its interest in the Company if such Transfer would cause the Company to terminate under applicable law (including Section 708 of the Code).

Section 8.2 Special Provisions Relating to Member-Manager. In addition to the restrictions set forth in Section 8.3, the following restrictions shall apply to the Member-Manager:

8.2.1 Transfer Limitations. Without the prior approval of the other Member or Members, any Transfer of all or any portion of the Member-Manager’s Proportionate Share otherwise permitted hereunder shall not effect any transfer of the

Member-Manager’s rights and duties as the manager (as distinct from the Member-Manager’s rights, duties, interest and Proportionate Share solely as a Member). No additional Member-Manager shall be admitted to the Company unless and until all Members approve such admission, and at all times the Member-Manager must own an interest in the Company representing not less than a 10% Proportionate Share.

8.2.2 Withdrawal. The Member-Manager shall not resign or withdraw as Member-Manager from the Company. If the Member-Manager seeks to resign or withdraw from the Company as Member-Manager in breach of this Agreement, among other remedies, the Company and the other Members shall have the rights set forth in Section 8.3.2 and may recover from the Member-Manager damages attendant to such breach from distributions otherwise payable to the Member-Manager.

Section 8.3 Members.

8.3.1 Transfer Limitations. Without the prior approval of the other Member or Members (which may be given or withheld as a matter of each approving party’s discretion), each Member shall have the right to Transfer all or a portion of its interest in the Company solely if such Transfer is to an entity which is owned or controlled by, is under common ownership and control with or owns and controls the original Member.

8.3.2 Terminating Event. Upon the occurrence of a Terminating Event with respect to a Member (including a Member-Manager, assuming that the Members continue the Company pursuant to Section 2.5), the other Members may elect by written notice, on a pro rata basis, to purchase such Member’s interest in the Company by written notice to the terminated Member’s successor or legal representative within 30 days of the Terminating Event. Each non-terminated Member shall have the right (and upon exercise of such right shall be an “Initiating Member”) to give a written notice (the “Purchase Notice”) to the terminated Member, that it intends to purchase the terminated Member’s interest in the Company. The price payable to the terminated Member shall be the terminated Member’s Membership Value determined as of the date of the Terminating Event pursuant to the valuation procedure set forth in Section 8.5 below. The Purchase Notice shall constitute a request for determination of the terminated Member’s Membership Value pursuant to Section 8.5 below. Without the written consent of each of the Members, no Purchase Notice may be rescinded once given. Within ten days following the determination of the terminated Member’s Membership Value, the Initiating Member shall deposit a sum equal to 10% of the Membership Value of the terminated Member in immediately available funds with a national title insurance company or other third party escrow holder to serve as a good faith deposit for the purposes of the closing of the purchase in accordance with Section 8.6 below (the “Deposit”).

If each non-terminated Member does not elect to participate, on a pro rata basis or at all, in such purchase, each other non-terminated Member may elect to take all or any portion of any nonparticipating Member’s share in such purchase. After a Purchase Notice has been given, the terminated Member shall no longer be treated as a Member and shall have the right only to payment of the purchase price in accordance with Section 8.6. If none of the non-terminated Members elect to purchase the terminated Member’s interest, the successor or legal representative of the terminated Member shall continue to possess the terminated Member’s Proportionate Share interest in Company distributions and interest in Net Income and Net Losses, but shall possess no rights of approval or decision otherwise attendant to such interest. If such Member was a Member-Manager prior to the Terminating Event, the terminated Member shall not thereafter serve in that capacity and shall possess only the rights of a Member as to which a Terminating Event has occurred.

8.3.3 Withdrawal by Members. Notwithstanding any provision of the Act to the contrary, no Member may resign, withdraw or withdraw capital from the Company.

Section 8.4 Conditions to Substitutions. An assignee or transferee of a Member shall not be entitled to vote on Company matters and shall not have any other rights of a Member other than its right to distributions and interest in Net Income and Net Losses, unless and until the assignee is admitted as a substituted Member. An assignee or transferee shall become a substituted Member when and if the assignee or transferee (a) pays all Company expenses incurred in connection with its substitution; (b) submits a duly executed instrument of assignment, in a form reasonably satisfactory to the Member-Manager (or, as to the Member-Manager’s transferees, the other Members), specifying the Proportionate Share assigned to it and setting forth the assigning Member’s intention that the assignee succeed to the assigning Member’s Proportionate Share; and (c) executes a copy of this Agreement or an amendment to this Agreement. The admission of a substituted Member shall be effective as of the close of the day on which all of the conditions specified in this Section 8.4 have been satisfied.

Section 8.5 Valuation Process. The Membership Value of a terminated Member shall be determined as set forth below.

(a) Promptly following the delivery of a Purchase Notice as provided in Section 8.3.2 above, the Members shall endeavor to agree upon the Membership Value of a terminated Member. If the parties cannot so agree within 10 days after any request for such a determination, within 10 days after the expiration of such 10-day period, CBREI and Investors each shall appoint, by notice given to the other, a single Qualified Appraiser. Within 45 days after designation of the last Qualified Appraiser to be designated within the time limits specified in Section 8.5(b), each such Qualified Appraiser shall submit to CBREI and Investors an appraisal of the Membership Value of the terminated Member.

(b) In the event that either party fails to designate a Qualified Appraiser within the 10-day period described above or in the event that a Qualified Appraiser so designated fails to submit its appraisal within the required 45-day period, and if such failure continues for 10 days after notice of such failure from the other party, such failure shall be deemed for all purposes to constitute acceptance of the appointed Qualified Appraiser’s timely appraisal for the determination of the Membership Value of the terminated Member. If two Qualified Appraisers are appointed and deliver reports in timely fashion and if the Membership Value of the terminated Member set forth in the appraisals of the two Qualified Appraisers varies by 5% or less of the greater value, the Membership Value of the terminated Member shall be determined by calculating the average of the two values determined by the two appraisers.

(c) If the Membership Values set forth in the two appraisals vary by more than 5% of the greater value, the two Qualified Appraisers shall select a third Qualified Appraiser within 15 days after delivery of such two appraisals to CBREI and Investors. If the two appraisers are unable to agree upon the appointment of a third appraiser within the required 15-day period, either CBREI or Investors may, upon written notice to the other, request that such appointment be made by any judge sitting for a state or Federal court of competent jurisdiction in the City and County of Los Angeles, California.

(d) In the event that all three of the appraisers cannot agree upon the Membership Value of the terminated Member within 20 days following the selection of the third appraiser (which agreed value shall in no event be higher than the higher of the two appraisals previously submitted nor lower than the lower of such appraisals), the third appraiser shall, within 25 days thereafter, submit an appraisal of Membership Value to the other two appraisers and to the Members in writing, and the Membership Value of the terminated Member shall be determined by calculating the average of the two numerically closest values (or, if the values are equidistant, the average of all three values) determined by the three appraisers.

(e) In the event that any appraiser appointed hereunder resigns, refuses or is unable to perform his or her obligation hereunder for reasons unrelated to the acts or omissions of the appointing party, then the party or the appraisers appointing such appraiser shall have the right unilaterally to appoint a substitute Qualified Appraiser and the deadline for the production of such Qualified Appraiser’s appraisal shall be subject to an extension of not more than 15 days.

(f) In connection with the appraisal process, the Member-Manager will provide the appraisers full access during normal business hours to examine the Company’s assets and the books, records and files relating thereto and all agreements, leases and other operating agreements relating to such assets. The fees and expenses of the Qualified Appraiser(s) shall be borne by the terminated Member.

Section 8.6 Closing.

8.6.1 Closing Process. The Member (“Purchaser”) obligated to purchase the interest of another Member (“Seller”) in the Company, pursuant to this Article VIII, shall fix a closing date (the “Closing Date”) not later than 60 days following the date of the determination of the applicable Membership Value, by notifying the Seller and the Company in writing of the Closing Date not less than 30 days prior thereto. The closing shall take place on the Closing Date at the principal office of the Company. The purchase price of a Member’s interest shall be paid by immediately available funds. Each Member agrees to cooperate and to take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of such Member’s interest. The Member-Manager shall prepare a balance sheet for the Company as of the Closing Date showing all items of income and expense of the Company earned or accrued, and such expenses shall be prorated between the Purchaser and the Seller as of the Closing Date. The cost of any transfer taxes shall be paid by the Seller.

Section 8.7 Failure To Close. If the Purchaser should fail to consummate the purchase of the Seller’s interest in the Company pursuant to the provisions of Section 8.6, then the Seller shall have the right, exercisable by written notice of exercise given within 15 days following the failure to close, to elect to retain the entire Deposit as its sole and exclusive remedy for damages at law for the default. The Members hereby acknowledge and agree that the Seller’s damages in the event of such a breach would be difficult or impossible to determine, that the amount of the Deposit is the parties’ best and most accurate estimate of the damages Seller would suffer in the event of such a breach, and that such estimate is reasonable under the circumstances existing on the date of this Agreement.

Section 8.8 Effect Upon Transferees. Following any Transfer of the interests of CBREI or Investors effective under this Agreement, the provisions of Sections 8.3 and 8.5 shall be binding upon such transferee Member. Any transferee of the entire interest of CBREI or Investors shall enjoy fully the benefits and be subject to the burdens of such provisions. If, however, any such Transfers shall be for less than the entirety of such Member’s interest in the Company: (a) solely the original Member (or any prior transferee of its entire interest) shall have the right to initiate any notice given or permitted under Sections 8.3 and 8.5; and (b) all transferees of less than the entire interest shall be fully bound by any such notice given or received by the original Member. If the election binding such transferees is to purchase interests in the Company, all transferees (together with the original Member if it holds a portion of its original interest in the Company) shall be jointly and severally responsible to the selling Member for the consummation of the purchase, provided that, among such purchasing Members, each shall be responsible for the portion of the purchase price proportionate to each such Member’s Proportionate Share.

ARTICLE 9

REPORTING, RECORDS AND ACCOUNTING MATTERS

Section 9.1 Fiscal Year. The fiscal year of the Company shall be the Company’s taxable year and shall be the calendar year.

Section 9.2 Bank Accounts. Subject to the Management Agreement, (i) the bank accounts of the Company shall be maintained with such financial institutions as the Member-Manager reasonably shall determine; and (ii) withdrawals from such bank accounts shall be made upon such signatures as the Member-Manager may designate. Each such account shall be in the name of the Company or an entity wholly-owned by the Company.

Section 9.3 Certain Records. The Member-Manager shall keep at the principal office of the Company a current list of the full name and last known business or residence address of each Member and each holder of an economic interest in the Company, a current list of the full name and business address of the Member-Manager, a copy of the Certificate and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed, copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years, copies of this Agreement and any amendments thereto, copies of any and all financial statements of the Company for the six most recent fiscal years, and the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four fiscal years, if any, and, for purposes of satisfying the request of an assessor, a true copy of business records relevant to the amount, cost and value of all property owned, claimed, possessed or controlled by the Company. In addition to any rights afforded by the Act, each Member has the right, upon reasonable request, to inspect and copy during normal business hours any of the Company records required to be maintained by the Member-Manager.

Section 9.4 Reports. The Member-Manager shall promptly deliver to each Member, at the Company’s expense, a copy of this Agreement as in effect from time to time, a copy of the Company’s Certificate and any amendments thereto and, upon request, shall so deliver any additional documents required by Section 18-305 of the Act. So long as the Management Agreement is in effect, the Member-Manager shall provide the reports required under Section 4.4 thereof. If and when the Management Agreement is no longer in effect, the Member-Manager shall furnish to the other Members within 60 days after the end of each fiscal year of the Company, a financial report for the previous fiscal year, including a balance sheet and related statements of income, retained earnings and changes in financial condition. The Member-Manager shall also provide the other Members with such monthly, quarterly and annual reports concerning the operations of the Company as the other Members may reasonably request.

Section 9.5 Tax Elections. In the event of a transfer of all or part of the interest of a Member, a distribution of Company property to a Member or the death of any Member, the Company shall, at the request of any Member, elect pursuant to Section 754 of the Code and the regulations thereunder (and a corresponding election under the applicable sections of state and local law) to adjust the basis of Company property. The Member-Manager may require as a condition to such an election that the requesting Member agree to compensate the Company for actual additional accounting and legal expenses (as determined in good faith by the Member-Manager) in connection with such an adjustment.

Section 9.6 Meetings. Meetings of the Members shall be held at the principal office of the Company, or at such other place in California which has been designated in the notice of meeting by the Member-Manager. Regular meetings of the Members may be held without notice if the time and place of such meetings are fixed by the Member-Manager and all Members are notified of such fixed schedule of meetings. Special meetings of the Members may be called by any Member upon 5 days notice. Both the frequency and any formalities with respect to the conduct and records of such meetings shall be matters within the reasonable discretion of the Member-Manager. A notice or waiver of notice need not specify the purpose of any regular or special meeting of the Members. Members may participate in a meeting through the use of conference telephones or similar communications equipment, as long as all Members participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence constitutes presence in person at the meeting. Any actions requiring the unanimous approval of the Members may be taken at any meeting by vote of all Members; any such action, however, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the Members.

ARTICLE 10

INVESTMENT REPRESENTATIONS OF THE MEMBERS

Section 10.1 Acknowledgments and Risks.

(a) Each Member does hereby acknowledge that it is aware that its interest in the Company has not been registered (i) under the 1933 Act, (ii) under the Investment Company Act of 1940 (the “1940 Act”), or (iii) under any similar state laws. Each Member further understands and acknowledges that its representations and warranties contained in this Article X may be relied upon by the Company as the basis for the exemption of the Members’ interests in the Company from the registration requirements of the 1933 Act and state securities laws and as the basis for exemption of the Company from the registration requirements of the 1940 Act and similar laws. Each Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of its Proportionate Share to any person or entity unless and until the provisions of Article VIII hereof have been fully satisfied.

(b) Each of the Members does hereby acknowledge that it or its representative is familiar with this Agreement and with the Company’s investment plans. Each Member acknowledges that it or its representative has made such inquiries and requested, received, and reviewed any additional documents necessary to make an informed investment decision and that it does not desire any further information or data relating to the Company. Each of the Members does hereby acknowledge that it understands that the purchase of its interest in the Company is an illiquid investment involving a significant risk.

Section 10.2 Representations. Each Member does hereby represent and warrant to the Company that:

(a) it is an Accredited Investor and has acquired its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and without any intention of participating directly or indirectly in any distribution of any portion of such interest, and without the financial participation of any other person in acquiring its interest in the Company; and

(b) it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investing in a venture of this type.

ARTICLE 11

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 11.1 Authority Representations. Each Member does hereby represent and warrant to the Company and to each other Member that:

(a) it is a duly formed and validly existing corporation or limited liability company, under the laws of the state of its formation; it has the legal power, right and authority to enter into and perform its obligations under this Agreement;

(b) all requisite action (corporate, trust, limited liability company, partnership or otherwise) has been taken by it in connection with the entering into this Agreement, the instruments referenced herein, and the performance of its obligations hereunder;

(c) no consent of any partner, member, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with its entering into and performance of this Agreement;

(d) the individuals executing this Agreement on behalf of such Member have the legal power, right, and actual authority to bind such Member to the terms and conditions hereof;

(e) this Agreement is valid, a legally binding obligation of and enforceable against such Member in accordance with its terms, subject to bankruptcy, creditors’ rights and general principles of equity;

(f) neither the execution and delivery of this Agreement, nor the performance of the obligations set forth herein, nor compliance with the terms of this Agreement conflict with or result in the breach of any terms, conditions or provisions of, or constitute a default under, the organizational documents of such Member, or agreement or instrument to which such Member is a party; and

(g) it has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension, or composition to its creditors generally.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement (collectively, “notices”) shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier (with written acknowledgment of receipt by the recipient), or by mail or Federal Express or similar reputable, expedited commercial carrier that provides evidence of delivery, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier). All notices shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal.

Subject to each party’s right to change such addresses at any time by written notice to the other party as provided herein, notices shall be addressed to the Members at their respective addresses set forth on Exhibit A. Any Member may require future notices to be sent to a different address by giving at least 10 days’ notice to the Company in accordance with this Section.

Section 12.2 Amendments. This Agreement may be amended only with the approval of each of the Members.

Section 12.3 Interpretation; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any dispute arising in connection with this Agreement shall be resolved in the State or Federal courts located in Los Angeles, California, and each party hereby submits to the jurisdiction of those courts. The titles of the Articles and Sections in this Agreement are for convenience only and shall not be considered in construing this Agreement. Pronouns used with reference to the Members shall be construed to refer to the feminine, neuter, singular and plural as the identity of the individual or entity referred to may require. This Agreement constitutes the entire agreement among the Members and supersedes any prior written or oral agreements with respect to the subject matter of this Agreement. No provision of this Agreement shall be interpreted as bestowing any rights whatsoever upon any third party.

Section 12.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 12.5 Taxation as a Partnership. It is the intent of the Company and its Members that the Company be treated as a partnership for income tax purposes, and the terms of this Agreement shall be construed so as to accomplish that goal and the Members will use their best efforts to cause the Company to be so treated.

Section 12.6 No Partition. No Member nor any legal representative, successor, heir or assignee of a Member shall have the right to partition the Company’s assets or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Company’s assets or any part thereof or interest therein. Each Member, for such Member and such Member’s legal representatives, heirs, successors and assigns, hereby waives any such rights. The Members intend that, during the term of this Agreement, the rights of the Members and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and by the Act.

Section 12.7 Attorneys’ Fees. If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay the prevailing party’s costs and expenses, including without limitation, reasonable attorneys’ fees and witness fees.

Section 12.8 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all other provisions shall be deemed valid and enforceable to the greatest possible extent.

Section 12.9 Binding on Successors. Subject to the provisions of Article VIII, the rights and obligations of the Members under this Agreement shall inure to the benefit of and bind their respective heirs, successors and assigns.

Section 12.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes that certain Operating Agreement of Investors 1031, LLC dated February 22, 2002 (the “Original Operating Agreement”), and the Original Operating Agreement shall be of no further force or effect.

IN WITNESS WHEREOF, each of the Members has executed this Agreement as of the date first written above.

CB RICHARD ELLIS INVESTORS, L.L.C., a Delaware limited liability company

By:

Its:

CB RICHARD ELLIS INVESTORS, INC., a California corporation

By:

Its:

EXHIBIT A

MEMBER	ADDRESS	PROPORTIONATE SHARE
CB Richard Ellis Investors, L.L.C.	865 South Figueroa Street Suite 3500 Los Angeles, CA 90017 Attn: Herb Roth, Senior Legal Counsel	99%

CB Richard Ellis Investors, Inc.	865 South Figueroa Street Suite 3500 Los Angeles, CA 90017 Attn: Herb Roth, Senior Legal Counsel	1%